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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE
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Media contact:      Deborah Spak, (847) 948-2349


Investor contacts:  Neville Jeharajah, (847) 948-2875

                    Mary Kay Ladone, (847) 948-3371


BAXTER'S BOARD OF DIRECTORS APPROVES TWO-FOR-ONE COMMON STOCK SPLIT


     Deerfield, Ill., February 28, 2001 - Baxter International Inc. (NYSE:BAX) today announced that its Board of Directors has approved a two-for-one split of the company's common stock, subject to approval by shareholders of an increase in the number of common shares the company is authorized to issue.

     Baxter's shareholders will be asked to approve an increase in the company's authorized shares of common stock from the current 350 million to one billion at Baxter's Annual Stockholders' Meeting on May 1, 2001. Assuming that approval is received, shareholders of record at the close of business on May 9, 2001 will receive one share of Baxter common stock for each share they hold on that date. The additional shares of common stock will be distributed on May 30, 2001.

     "Through our strategic investments in research and development, acquisitions, and manufacturing capacity, as well as solid financial performance, we are poised to expand Baxter's growth rate," said Harry M. Jansen Kraemer, Jr. "We expect this stock split to

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make ownership of our company more accessible to investors and make it possible for even more people to share in our future growth."

     Baxter's last common stock split occurred in 1983.

     Baxter will be holding its Annual Growth Conference for investors on March 15, 2001 in New York City. The conference will feature a strategic overview of the company supplemented with in-depth sessions on Baxter's major businesses and growth initiatives. The meeting will be available through a live web cast that will be accessible from a link on Baxter's web site at www.baxter.com
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beginning at 8:00 a.m. EST on March 15. Please refer to Baxter's web site for additional information.

     Baxter International Inc. is a global medical products and services company that provides critical therapies for people with life-threatening conditions. Baxter's products and services in bioscience (biopharmaceuticals and blood collection, separation and storage devices), medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries.


This news release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, actions of regulatory bodies, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.
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